SILVESTRE LAW GROUP, P.C.

31200 Via Colinas, Suite 200

Westlake Village, CA 91362

(818) 597-7552

Fax (818) 597-7551

May 22, 2014

GenSpera, Inc.

2511 N. Loop 1604 W, Suite 204

San Antonio, TX 78258

Ladies and Gentlemen:

This opinion is furnished to you in connection with that certain Registration Statement on Form S-1 (File No. 333-194687), (the “Registration Statement”), filed by GenSpera, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer and sale (the “Offering”) of securities to be comprised of (A) units (the “Units”), with each Unit consisting of (i) one share of the Company’s common stock, $0.0001 par value per share (the “Common Stock”); and (ii) one half of one Series A warrant (the “Series A Warrants”) to purchase one shares of Common Stock, (iii) one Series B Warrant (the “Series B Warrants”) to purchase one share of Common Stock, and (iv) one Series C Warrant (the “Series C Warrants”) to purchase one share of Common Stock (collectively, the Series A, B and C Warrants are referred to as “Unit Warrants”),and (B) warrants to be issued to H.C. Wainwright & Co., LLC as compensation for its services as placement agent in the Offering, (the “HCW Warrants,” and together with the Unit Warrants, the “Warrants”). The Units, the Warrants, and the shares of Common Stock underlying the Warrants will be offered and sold pursuant to an Engagement Letter Agreement between the Company and H.C. Wainwright & Co., LLC (the “Engagement Letter Agreement”) and a Securities Purchase Agreement (“Purchase Agreement”) between the Company and the purchasers in the Offering, which Engagement Letter Agreement and Purchase Agreement, together with the forms of the Warrants, have been filed as exhibits to the Registration Statement. The shares of Common Stock to be issued by the Company as components of the Units are hereinafter collectively referred to as the “Unit Shares” and the shares of Common Stock to be issued by the Company upon the exercise of the Warrants are hereinafter collectively referred to as the “Warrant Shares” (together with the Unit Shares, the “Shares”).

In connection with this opinion, we have examined the Company’s Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, both as currently in effect; the minutes of all pertinent meetings and written consents of the directors of the Company relating to the Registration Statement, the Engagement Letter Agreement and the transactions contemplated thereby; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

SILVESTRE LAW GROUP, P.C.

Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that (i) the Units, when issued pursuant to the Purchase Agreement, and delivered by the Company against payment therefor, will be duly and validly issued; (ii) the Unit Shares, when issued pursuant to the Purchase Agreement, and delivered by the Company against payment therefor, will be duly authorized, fully paid, validly issued and non-assessable; (iii) the Warrants, when issued and delivered by the Company against payment therefor, will be duly and validly issued, and will represent binding obligations of the Company pursuant to the laws of the State of Delaware; and (iv) the Warrant Shares, when issued and delivered by the Company against payment therefor as contemplated by the Warrants, will be duly authorized and validly issued, fully paid and non-assessable.

Our opinion is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) and the United States Federal Laws, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed for purposes of this opinion that the laws of such jurisdiction are identical to the state laws of the State of Delaware.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon statutes, rules, regulations and judicial decisions existing on the date hereof, and we disclaim any obligation to advise you of any change in any of these sources of law or legal or factual developments after the date hereof which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the use of this Firm’s name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Silvestre Law Group, P.C.

Silvestre Law Group, P.C.

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